Exhibit 99.1
McKESSON EXPANDS SPECIALTY PHARMACEUTICAL BUSINESS
WITH AGREEMENT TO PURCHASE OTN FOR $575 MILLION
•	Announces new additional $1 billion share repurchase authorization

•	Reaffirms Fiscal 2008 outlook of $3.15 to $3.30 earnings per diluted share, including impact of purchase of OTN, excluding restructuring charges and adjustments to Securities Litigation reserve
SAN FRANCISCO, October 4, 2007 — McKesson Corporation (NYSE: MCK) announced today that it has signed a definitive agreement to purchase Oncology Therapeutics Network (OTN), a U.S. distributor of specialty pharmaceuticals, for approximately $575 million, including the assumption of debt. Sales of specialty drugs are increasing rapidly, especially oncology drugs, and OTN is one of the nation’s largest distributors of specialty drug products, serving the needs of more than 3,500 oncologists, 1,500 rheumatologists and other providers. Its annualized revenues are approximately $3 billion. McKesson plans to combine the operations of OTN with the operations of McKesson Specialty, which is reported in the McKesson Distributions Solutions segment.
     “The integration of these two businesses will enhance our position in one of the fastest-growing categories of drugs in the United States,” said John H. Hammergren, chairman and chief executive officer.
     More than 200 oncology drugs are in development across the pharmaceutical and biotechnology industry, representing more than 50% of the new drug pipeline. Between 2006 and 2010, sales of oncology drugs are forecast by IMS Health to increase from $30 billion to $60 billion.

     “OTN and McKesson Specialty each have strong, value-based relationships with physicians and manufacturers based on high-quality service and technologies that align clinical outcomes with financial incentives,” Hammergren continued. “McKesson has relationships across healthcare and a comprehensive product offering that includes healthcare claims processing and physician revenue cycle outsourcing. We plan to use all these capabilities to provide our customer and supplier partners with a unique specialty pharmaceutical distribution solution.”
     The acquisition is subject to customary closing conditions, including any necessary regulatory review. Assuming that the transaction closes during the company’s third quarter ending December 31, 2007, excluding restructuring charges the acquisition is expected to be marginally dilutive to both McKesson’s Fiscal 2008 and Fiscal 2009 earnings per diluted share before becoming accretive to earnings per diluted share in Fiscal 2010.
     McKesson also announced that its Board of Directors approved a new, additional $1 billion share repurchase authorization. In the quarter ended September 30, 2007, the company repurchased $425 million in stock, leaving $316 million remaining on the previous $1 billion share repurchase authorization announced in May 2007.
     McKesson reaffirmed its previous outlook that the company expects to earn between $3.15 and $3.30 per diluted share for the fiscal year ending March 31, 2008, excluding restructuring charges and adjustments to the Securities Litigation reserve. The outlook includes the expected impact of the purchase of OTN.
     “Our acquisition of OTN combined with the Board’s additional $1 billion share repurchase authorization demonstrates our continuing commitment to capital deployment that creates stockholder value,” Hammergren concluded.

Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending securities litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in government regulations relating to patient confidentiality standards; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of branded and generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; changes in circumstances that could impair our goodwill or intangible assets; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); ability to timely complete McKesson’s acquisition of OTN as currently scheduled, including receipt of any necessary regulatory approvals; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 18 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today, and will mark 175 years of continuous operations in 2008. Over the course of our rich history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

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